EXHIBIT 99.1

May 30, 2007

Board of Directors
Foot Locker, Inc.
112 West 34 Street
New York, NY 10120

Gentlemen and Ladies:

           In accordance with the Board of Directors retirement policy for directors, I hereby resign from the Foot Locker, Inc. Board of Directors, effective at the close of the 2007 Annual Meeting of Shareholders today.

Yours truly, /s/ Purdy Crawford Purdy Crawford